Exhibit 99.1

Atkore International Group Inc. Announces Second Quarter 2019 Results

•	Diluted earnings per share decreased by $0.18 to $0.61; Adjusted net income per diluted share increased by $0.20 to $0.83

•	Net income decreased by $13.0 million, or 30.6%, to $29.6 million; Adjusted EBITDA increased by $11.8 million, or 18.0%, to $77.1 million

•	Full-year Adjusted EBITDA guidance increased to $300.0 million - $310.0 million

•	Full-year Adjusted net income per diluted share guidance increased to $3.25 - $3.40

HARVEY, IL. — May 7, 2019 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2019 second quarter ended March 29, 2019.

“Atkore again produced strong quarterly results with net sales and Adjusted EBITDA growth of 5% and 18% year over year, respectively,” commented Bill Waltz, President and Chief Executive Officer of Atkore.  “Our primary focus on serving customers with the right products and solutions is a catalyst that has enabled us to raise our full year guidance for a second time this year and deliver upon our commitments to our shareholders.”

2019 Second Quarter Results

	Three months ended
(in thousands)	March 29, 2019	March 30, 2018	Change	% Change
Net sales
Electrical Raceway	$353,514	$324,787	$28,727	8.8%
Mechanical Products & Solutions	116,190	120,310	(4,120)	(3.4)%
Eliminations	(395)	(97)	(298)	307.2%
Consolidated operations	$469,309	$445,000	$24,309	5.5%

Adjusted EBITDA
Electrical Raceway	$67,375	$56,404	$10,971	19.5%
Mechanical Products & Solutions	17,421	16,722	699	4.2%
Unallocated	(7,702)	(7,785)	83	(1.1)%
Consolidated operations	$77,094	$65,341	$11,753	18.0%

Net sales increased by $24.3 million, or 5.5%, to $469.3 million for the three months ended March 29, 2019 compared to $445.0 million for the three months ended March 30, 2018. Net sales increased by $28.0 million primarily due to increased average market prices for all product categories and the pass-through impact of higher average input costs of steel, copper, and freight. Additionally, net sales increased by $10.8 million due to the acquisition of Vergokan International NV ("Vergokan") over the past twelve months, partly offset by a decrease in net sales of $4.5 million from the sale of the assets of FlexHead Industries, Inc. and SprinkFLEX, LLC (together "FlexHead") in the second quarter of fiscal 2018. The increase in net sales was partially offset by lower volume of $6.5 million primarily in the metal conduit and fittings product category sold within the Electrical Raceway segment and in the mechanical pipe product category sold within the Mechanical Products & Solutions segment.

Gross profit increased by $7.9 million, or 7.3%, to $117.1 million for the three months ended March 29, 2019, as compared to $109.2 million for the prior-year period. Gross margin increased to 24.9% for the three months ended March 29, 2019, as compared to 24.5% for the prior-year period. Gross margin increased primarily due to implemented pricing strategies and favorable product mix.

Exhibit 99.1

Net income decreased by $13.0 million, or 30.6%, to $29.6 million for the three months ended March 29, 2019 compared to $42.6 million for the prior-year period primarily due to the fiscal 2018 pre-tax gain of 26.7 million on the sale of the assets FlexHead, partially offset by higher operating income of $11.3 million.

Adjusted EBITDA increased by $11.8 million, or 18.0%, to $77.1 million for the three months ended March 29, 2019 compared to $65.3 million for the three months ended March 30, 2018. The increase was primarily due to higher gross profit.

Diluted earnings per share on a GAAP basis was $0.61 for the three months ended March 29, 2019, as compared to $0.79 in the prior-year period primarily due to the prior year gain on the sale of FlexHead. Adjusted net income per diluted share increased by $0.20 to $0.83 for the three months ended March 29, 2019, as compared to $0.63 for the prior-year period primarily due to higher gross profit.

Segment Results

Electrical Raceway

Net sales increased by $28.7 million, or 8.8%, to $353.5 million for the three months ended March 29, 2019 compared to $324.8 million for the three months ended March 30, 2018. The increase was primarily due to increased average market prices for the metal electrical conduit and fittings product category of $15.1 million. Additionally, sales increased $10.8 million as a result of the acquisition of Vergokan during fiscal 2019. Lastly, sales increased $5.9 million due to higher volume, primarily in the cable wire product category. The increase in net sales was partially offset by foreign exchange losses of $3.4 million and by lower volume in the metal conduit and fittings product category.

Adjusted EBITDA for the three months ended March 29, 2019 increased by $11.0 million, or 19.5%, to $67.4 million from $56.4 million for the three months ended March 30, 2018. Adjusted EBITDA margins increased to 19.1% for the three months ended March 29, 2019 compared to 17.4% for the three months ended March 30, 2018. The increase in Adjusted EBITDA was largely due to pricing strategies and favorable product mix.

Mechanical Products & Solutions ("MP&S")

Net sales decreased by $4.1 million, or 3.4%, to $116.2 million for the three months ended March 29, 2019 compared to $120.3 million for the three months ended March 30, 2018. The decrease was due to lower volume of $12.4 million primarily in the mechanical pipe product category and a decrease in net sales of $4.5 million from the sale of the assets of FlexHead in the second quarter of fiscal 2018. The sales decrease was partially offset by $12.8 million of higher average selling prices.

Adjusted EBITDA increased $0.7 million, or 4.2%, to $17.4 million for the three months ended March 29, 2019 compared to $16.7 million for the three months ended March 30, 2018. Adjusted EBITDA margins increased to 15.0% for the three months ended March 29, 2019 compared to 13.9% for the three months ended March 30, 2018. Adjusted EBITDA increased primarily due to pricing strategies and favorable product mix, partially offset by lower volume in the mechanical pipe product category as well as from the sale of the assets of FlexHead in the second quarter of fiscal 2018.

Full-Year 2019 Guidance

The Company is increasing its expectation of fiscal year 2019 Adjusted EBITDA to be in the range of $300.0 million - $310.0 million and its expectation of fiscal year 2019 Adjusted net income per diluted share to be in the range of $3.25 - $3.40.

Reconciliations of the forward-looking full-year 2019 outlook for Adjusted EBITDA and Adjusted net income per diluted share are not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations.

Exhibit 99.1

Conference Call Information

Atkore management will host a conference call today, May 7, 2019, at 8 a.m. Eastern time, to discuss the Company's financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until May 21, 2019. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13689898.

The conference call can also be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A telephonic replay will be available approximately three hours after the call by dialing 844-512-2921 (domestic) or 412-317-6671 (international). The passcode for the replay is 13689898. The replay will be available until 11:59 p.m. (ET) on May 21, 2019.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company, please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,500 people at 58 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.
Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

Exhibit 99.1

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 28, 2018 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the United States and international markets in which we operate; weakness or another downturn in the United States non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; our inability to continue importing raw materials, component parts and/or finished goods; changes as a result of comprehensive tax reform; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business and in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income (loss) before: depreciation and amortization, interest expense, net, loss (gain) on extinguishment of debt, income tax expense (benefit), restructuring and impairments, stock-based compensation, certain legal matters, transaction costs, gain on sale of a business, gain on sale of joint venture and other items, such as inventory reserves and adjustments and realized or unrealized gain (loss) on foreign currency transactions. We believe Adjusted EBITDA, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Net sales.

We believe Adjusted EBITDA, when presented in conjunction with comparable accounting principles generally accepted in the United States of America ("GAAP") measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

Adjusted Net Income and Adjusted Net Income per Share

We use Adjusted net income and Adjusted net income per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company's results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of joint venture, certain legal matters and other items. We define Adjusted net income per share as basic and diluted earnings per share excluding the per share impact of consulting fees, loss on extinguishment of debt, stock-based compensation, intangible asset amortization, gain on sale of joint venture, certain legal matters and other items. Beginning in March 2018, the Company has excluded the impact of intangible asset amortization from the calculation of Adjusted net income. Adjusted net income prepared for periods prior to March 2018 have also been adjusted to reflect this change.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve-month ("TTM") basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
(in thousands, except per share data)	March 29, 2019	March 30, 2018	March 29, 2019	March 30, 2018
Net sales	$469,309	$445,000	$921,337	$859,558
Cost of sales	352,221	335,843	693,993	653,534
Gross profit	117,088	109,157	227,344	206,024
Selling, general and administrative	56,350	60,118	112,729	111,713
Intangible asset amortization	8,196	7,765	16,410	16,452
Operating income	52,542	41,274	98,205	77,859
Interest expense, net	13,328	9,286	25,488	15,880
Other (income) expense, net	(594)	(25,962)	(2,194)	(25,676)
Income before income taxes	39,808	57,950	74,911	87,655
Income tax expense	10,253	15,392	18,407	17,908
Net income	$29,555	$42,558	$56,504	$69,747

Net income per share
Basic	$0.62	$0.83	$1.18	$1.22
Diluted	$0.61	$0.79	$1.15	$1.16

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	March 29, 2019	September 30, 2018
Assets
Current Assets:
Cash and cash equivalents	$51,498	$126,662
Accounts receivable, less allowance for doubtful accounts of $1,978 and $1,762, respectively	319,769	265,147
Inventories, net	220,787	221,753
Prepaid expenses and other current assets	47,374	33,576
Total current assets	639,428	647,138
Property, plant and equipment, net	240,188	213,108
Intangible assets, net	287,801	291,916
Goodwill	179,489	170,129
Deferred tax assets	1,076	162
Other long-term assets	1,927	1,607
Total Assets	$1,349,909	$1,324,060
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$—	$26,561
Accounts payable	143,742	156,525
Income tax payable	1,110	542
Accrued compensation and employee benefits	24,470	33,350
Customer liabilities	42,723	3,377
Other current liabilities	40,664	52,392
Total current liabilities	252,709	272,747
Long-term debt	884,095	877,686
Deferred tax liabilities	23,752	16,510
Other long-term tax liabilities	918	1,443
Pension liabilities	15,906	17,075
Other long-term liabilities	14,032	16,540
Total Liabilities	1,191,412	1,202,001
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 46,216,192 and 47,079,645 shares issued and outstanding, respectively	463	472
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	464,082	457,978
Accumulated deficit	(282,943)	(317,373)
Accumulated other comprehensive loss	(20,525)	(16,438)
Total Equity	158,497	122,059
Total Liabilities and Equity	$1,349,909	$1,324,060

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
(in thousands)	March 29, 2019	March 30, 2018
Operating activities:
Net income	$56,504	$69,747
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,301	33,063
Deferred income taxes	(1,101)	(3,667)
Gain on sale of a business	—	(26,737)
Stock-based compensation	4,816	6,334
Other adjustments to net income	3,046	4,611
Changes in operating assets and liabilities, net of effects from acquisitions
Accounts receivable	(4,839)	(23,636)
Inventories	8,540	(11,691)
Accounts payable	(19,135)	(1,194)
Other, net	(41,343)	6,388
Net cash provided by operating activities	42,789	53,218
Investing activities:
Capital expenditures	(14,712)	(17,173)
Divestiture of business	—	42,000
Acquisition of businesses, net of cash acquired	(57,899)	(3,350)
Other, net	(194)	1,469
Net cash used in (provided by) investing activities	(72,805)	22,946
Financing activities:
Borrowings under credit facility	17,000	309,000
Repayments under credit facility	(17,000)	(394,000)
Repayments of short-term debt	(20,980)	(3,550)
Repayments of long-term debt	—	(1,217)
Issuance of long-term debt	—	426,217
Payment for debt financing costs and fees	—	(5,767)
Issuance of common stock	1,291	5,299
Repurchase of common stock	(24,419)	(381,805)
Other, net	(677)	(78)
Net cash used for financing activities	(44,785)	(45,901)
Effects of foreign exchange rate changes on cash and cash equivalents	(363)	911
Decrease in cash and cash equivalents	(75,164)	31,174
Cash and cash equivalents at beginning of period	126,662	45,718
Cash and cash equivalents at end of period	$51,498	$76,892
Supplementary Cash Flow information
Capital expenditures, not yet paid	$626	$534

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended		Six months ended
(in thousands)	March 29, 2019	March 30, 2018	March 29, 2019	March 30, 2018
Net income	$29,555	$42,558	$56,504	$69,747
Interest expense, net	13,328	9,286	25,488	15,880
Income tax expense	10,253	15,392	18,407	17,908
Depreciation and amortization	18,280	15,853	36,301	33,063
Restructuring and impairments	1,085	576	2,472	838
Stock-based compensation	1,834	2,770	4,816	6,334
Certain legal matters	—	2,286	—	2,286
Transaction costs	123	1,263	287	1,908
Gain on sale of a business	—	(26,737)	—	(26,737)
Other (a)	2,636	2,094	2,842	2,601
Adjusted EBITDA	$77,094	$65,341	$147,117	$123,828

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
SEGMENT INFORMATION

The following tables represent reconciliations of Net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	March 29, 2019			March 30, 2018
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$353,514	$67,375	19.1%	$324,787	$56,404	17.4%
Mechanical Products & Solutions	116,190	17,421	15.0%	120,310	16,722	13.9%
Eliminations	(395)			(97)
Consolidated operations	$469,309			$445,000

	Six months ended
	March 29, 2019			March 30, 2018
(in thousands)	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin	Net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$696,920	$135,864	19.5%	$641,310	$112,564	17.6%
Mechanical Products & Solutions	225,003	28,308	12.6%	218,884	27,531	12.6%
Eliminations	(586)			(636)
Consolidated operations	$921,337			$859,558

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME PER SHARE

The following table presents reconciliations of Adjusted net income to net income for the periods presented:

	Three months ended		Six months ended
(in thousands, except per share data)	March 29, 2019	March 30, 2018	March 29, 2019	March 30, 2018
Net income	$29,555	$42,558	$56,504	$69,747
Stock-based compensation	1,834	2,770	4,816	6,334
Intangible asset amortization	8,196	7,765	16,410	16,452
Gain on sale of a business	—	(26,737)	—	(26,737)
Certain legal matters	—	2,286	—	2,286
Other (a)	2,636	2,094	2,842	2,601
Pre-tax adjustments to net income	12,666	(11,822)	24,068	936
Tax effect	(3,103)	3,074	(5,897)	(243)
Adjusted net income	$39,118	$33,810	$74,675	$70,440

Weighted-Average Diluted Common Shares Outstanding	47,369	54,003	47,817	59,945
Net income per diluted share	$0.61	$0.79	$1.15	$1.16
Adjusted net income per diluted share	$0.83	$0.63	$1.56	$1.18

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.

Exhibit 99.1

ATKORE INTERNATIONAL GROUP INC.
LEVERAGE RATIO

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	March 29, 2019		December 28, 2018		September 30, 2018		September 30, 2017		September 30, 2016
Short-term debt and current maturities of long-term debt	$—		$26,561		$26,561		$4,215		$1,267
Long-term debt	884,095		878,094		877,686		571,863		629,046
Total debt	884,095		904,655		904,247		576,078		630,313
Less cash and cash equivalents	51,498		75,919		126,662		45,718		200,279
Net debt	$832,597		$828,736		$777,585		$530,360		$430,034

TTM Adjusted EBITDA (a)	$294,839		$283,086		$271,549		$227,608		$235,002

Total debt/TTM Adjusted EBITDA	3.0	x	3.2	x	3.3	x	2.5	x	2.7	x
Net debt/TTM Adjusted EBITDA	2.8	x	2.9	x	2.9	x	2.3	x	1.8	x

(a) TTM Adjusted EBITDA is equal to the sum of Adjusted EBITDA for the trailing four quarter period. The reconciliation of Adjusted EBITDA for the quarter ended December 28, 2018 can be found in Exhibit 99.1 to form 8-K filed February 6, 2019 and is incorporated by reference herein.  The reconciliation of Adjusted EBITDA for the years ended September 30, 2018, September 30, 2017 and September 30, 2016 can be found in Exhibit 99.1 to form 8-K filed November 28, 2018 and is incorporated by reference herein.

ATKORE INTERNATIONAL GROUP INC.
TRAILING TWELVE MONTHS ADJUSTED EBITDA

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended March 29, 2019:

	TTM	Three months ended
(in thousands)	March 29, 2019	March 29, 2019	December 28, 2018	September 30, 2018	June 29, 2018
Net income	$123,402	$29,555	$26,949	$32,699	$34,199
Interest expense, net	50,302	13,328	12,160	12,372	12,442
Income tax expense	30,206	10,253	8,154	1,447	10,352
Depreciation and amortization	70,130	18,280	18,021	17,637	16,192
Restructuring and impairments	3,483	1,085	1,387	604	407
Stock-based compensation	13,146	1,834	2,982	4,836	3,494
Certain legal matters	(7,119)	—	—	(7,119)	—
Transaction costs	7,693	123	164	6,638	768
Gain on sale of a business	(838)	—	—	—	(838)
Other(a)	4,434	2,636	206	1,944	(352)
Adjusted EBITDA	$294,839	$77,094	$70,023	$71,058	$76,664

(a) Represents other items, such as inventory reserves and adjustments, realized or unrealized gain (loss) on foreign currency transactions and release of certain indemnified uncertain tax positions.